Sanguine's PHER-O2 Successfully Completes Animal Safety and Efficacy Trials at
                           the University of Alberta

PASADENA, Calif., Wednesday, November 17, 2004 /Business Wire/ -- Sanguine Corporation (The Company) (OTC Bulletin Board: SGNC), a bio-pharmaceutical company focused on the development of an oxygen-carrying synthetic substitute for human red blood cells, announced its product, PHER-O2 has successfully completed animal toxicity & efficacy trials at the University of Alberta in Edmonton, Canada. The Company expects to have additional information related to human testing by the University in the next few weeks.

Thomas Drees, Ph.D., chairman and CEO of Sanguine Corporation, stated, "Diabetes is the fastest growing chronic disease in the U.S. and the world. Islet cells produce insulin, which diabetics lack. We are excited to aid the University of Alberta in their endeavors with a supply of PHER-O2."

Sanguine Corporation is a development-stage company focused on the research and development of PHER-O2, a synthetic red blood cell product with potential applications in a variety of specialties, including: transfusions, CAT scans, cardioplegia and the treatment of heart attacks, strokes, head and neck tumors and hemorrhagic shock. The Company is also developing non-medical applications for its perfluorocarbon (PFC) product.

Contact: Investor Relations: Michael Dancy, 801-746-3570, email:
medancy@allwest.net, or visit: www.sanguine-corp.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.